UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 10, 2006

Targeted Genetics Corporation

(Exact name of registrant as specified in its charter)

Washington	0-23930	91-1549568
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Olive Way, Suite 100, Seattle, Washington	98101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(206) 623-7612

Not Applicable

(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On February 10, 2006, Targeted Genetics Corporation entered into a collaboration agreement, or Subcontract, with the Children’s Hospital of Philadelphia, or CHOP, relating to the development of an AIDS vaccine candidate. The Subcontract was entered into pursuant to a contract awarded to Columbus Children’s Research Institute, or CCRI, in collaboration with CHOP by National Institute of Allergy and Infectious Disease, or NIAID. As described in Targeted Genetics’ current report on Form 8-K, filed with the Securities and Exchange Commission on November 30, 2005, the NIAID awarded a $21.75 million contract, or NIAID Contract, to CCRI to expand adeno-associated viral vector, or AAV, based HIV vaccine development, of which Targeted Genetics as a subcontractor is eligible to receive up to $18 million over five years.
     Under the terms of the Subcontract for the first fiscal year of the award, Targeted Genetics will provide expertise for the selection of a specific vaccine concept, provide the necessary personnel, process development, cGMP production and clinical and regulatory expertise required for a targeted development effort culminating in the production and clinical testing of a promising AIDS vaccine candidate. Targeted Genetics is eligible to receive amounts of up to $3,087,023, including direct and facilities administration costs under the Subcontract for 2006. In addition, certain fixed fee payments will be distributed based on the achievement of certain clinical and process milestones. The Subcontract for the first fiscal year of the award terminates August 30, 2006, subject to early termination by either party upon the occurrence of certain events, including the termination of the NIAID Contract.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARGETED GENETICS CORPORATION
By:	/s/ H. STEWART PARKER
H. Stewart Parker
President and Chief Executive Officer

Dated: March 8, 2006

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